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                                                                    Exhibit 99.2




                                       NPC
                                       Consultants In Transaction Technology




FOR MORE INFORMATION CONTACT:

                                             Dan Shingler
                                             National City Corporation
                                             (216) 575-2441


                  NATIONAL PROCESSING REACHES AGREEMENT ON SALE
                  ---------------------------------------------
                     OF REMITTANCE PROCESSING BUSINESS LINE
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         LOUISVILLE, KY., MAY 6, 1999 -- National Processing, Inc. (NYSE: NAP)
has reached a definitive agreement with First Tennessee Bank, National Association, a subsidiary of First Tennessee National Corporation (Nasdaq:
FTEN), for the sale of National Processing's Remittance Processing unit with locations in Louisville, Dallas, Atlanta and Phoenix. The Remittance Processing business line performs services including the receipt of payments on behalf of customers and performance of related posting and settlements of customers' accounts receivable systems. The transaction, valued at approximately $6 million, is expected to close shortly.

         Robert E. Showalter, president and chief executive officer of National Processing, said, "The sale of the Remittance Processing unit will permit National Processing to focus on core business lines, including merchant credit card processing, imaging and travel-related businesses." Remittance Processing is the last of four National Processing business units to be sold, two of which have already closed, and the third sale is pending. National Processing included in its first quarter 1999 results a charge to reflect the actual and estimated costs to divest these business lines, including Remittance Processing.

         First Tennessee's President of Business Financial Service John C. Kelley Jr. said, "We are pleased with this acquisition, since it fits well with our long-term strategy for developing our remittance processing business. We intend to offer employment to current employees and to continue serving existing clients, as well as seek expanded business opportunities."



                                     -more-






                    One Oxmoor Place
                    101 Bullitt Lane, Suite 450         Telephone 502 326.7000
                    Louisville, Ky 40222                Facsimile 502 326.7100







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         National Processing is a leading provider of transaction processing services and customized processing solutions. Approximately 88 percent of the company is owned by National City Corporation (NYSE:NCC).

         First Tennessee, headquartered in Memphis, Tenn., is a nationwide, diversified financial services institution. Among its services are transaction processing services including credit card merchant processing, nationwide check clearing and other transaction-oriented cash management products.


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